UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified in Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 29, 2015, EXOR S.p.A. (“EXOR”) issued the following press release:

 Turin, July 29, 2015

PRESS RELEASE

Proxy Mosaic Recommends PartnerRe Common and Preferred Shareholders Vote AGAINST AXIS Transaction

Proxy Mosaic Recognizes “Premium and Certainty Inherent in EXOR’s Superior All-Cash Offer”

Proxy Mosaic Affirms “Conceivable that PartnerRe Preferred Shares Could Rise Above Their Current BBB Rating Within the EXOR Capital Structure”

EXOR Urges All Shareholders to Vote AGAINST AXIS Transaction at Shareholder Meeting Scheduled for August 7

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies and the largest shareholder of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE), welcomes the recommendation from Proxy Mosaic, LLC, a proxy research and corporate governance advisory firm, that PartnerRe Common and Preferred shareholders vote AGAINST the three proposals related to the AXIS transaction at the PartnerRe Special General Meeting (“SGM”) to be held on August 7. Their recommendation follows a detailed review of the PartnerRe/AXIS and EXOR proposals.

The Proxy Mosaic report follows those of fellow proxy voting advisory firms Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co., which also recommended PartnerRe shareholders should vote against the AXIS transaction. EXOR has proposed an alternative transaction for PartnerRe of $140.50 per share in cash for Common Shareholders and significantly enhanced terms for Preferred Shareholders.

In its recommendation to vote AGAINST the PartnerRe – AXIS amalgamation, Proxy Mosaic said:

•	"… we believe that the premium and certainty inherent in EXOR’s superior all-cash offer outweighs the potential upside in AXIS’ economically inferior offer."

•	"…EXOR’s is an all-cash offer by a well-capitalized holding company with prior experience in the insurance sector, which would present minimal antitrust concerns, and even less in the way of integration challenges given that PartnerRe under the EXOR umbrella would essentially operate as if nothing had changed. Alternatively, PartnerRe’s all-equity merger with AXIS entails inherent integration challenges as well as potential material loss that would have to be borne by shareholders in the event of market downturn prior to the closing date."

•	“…despite the protestations from PartnerRe to the contrary, there has been no real indication from the ratings agencies that the preferred shares are at risk of a downgrade should the EXOR offer prevail. In fact, because EXOR would adopt a more conservative capital distribution policy post-acquisition, it’s conceivable that PartnerRe preferred shares could rise above their current BBB rating within the EXOR capital structure.”

•	"Ultimately, preferred shareholders should ask themselves the following question: Would you rather hold a security within the capital structure of a disciplined holding company, or a security within an amalgamated reinsurance company that 1) has committed itself to extensive capital distribution plans for common shareholders that could put your dividend at-risk, and 2) is still captive to the kind of earnings volatility that is inherent in the insurance industry, even with the benefit of “scale” and in a benign catastrophe environment?"

•	"Private ownership [by EXOR] allows for greater capital retention, which in turn facilitates more flexibility of the reinsurer and a stronger competitive position to weather unforeseen catastrophes, a business scenario not uncommon in insurance. Within a holding company, the naturally fluctuating earnings inherent to the reinsurance business would be less meaningful, and a “private” PartnerRe would be insulated to some degree from some of the consequences of industry headwinds.”

•	"We suspect that the upside to the merger has been exaggerated, with multiple expansion proving optimistic and the synergy realization timeline too aggressive."

•	“It is also worth noting that this [AXIS] premium may be somewhat “illusory” in the sense that AXIS’ stock price seems to be buoyed by external factors, such as the possibility that AXIS itself may be a target of Arch Capital if this particular deal falls through, as well as the fact that AXIS would be due a $280 million termination fee if EXOR is successful in acquiring PartnerRe.”

EXOR reminds PartnerRe shareholders that voting AGAINST the AXIS transaction at the SGM on August 7 is a critical step to enable PartnerRe to accept EXOR’s fully-financed, all-cash superior offer, delivering Common Shareholders the certainty of $140.50 per share in cash and providing Preferred Shareholders with a conservative credit profile and significantly enhanced terms.

In line with the recommendations by ISS, Glass Lewis and Proxy Mosaic, EXOR urges PartnerRe Common and Preferred Shareholders to vote the GOLD proxy card AGAINST all three proposals related to the AXIS transaction and asks shareholders not to sign or return any WHITE proxy cards they receive from PartnerRe.  Shareholders who have already returned a WHITE proxy card can change their vote by simply returning the GOLD proxy card.

PartnerRe shareholders seeking clarity on the EXOR offer can contact EXOR’s proxy solicitor, Okapi Partners LLC, at info@okapipartners.com or toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720). Information about EXOR’s offer and access to proxy materials are also available at www.exor-partnerre.com.

ABOUT EXOR
EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $15 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $20 billion market capitalization.
EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION
Investors:
EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
info@okapipartners.com

Media:
EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

FORWARD-LOOKING STATEMENTS
Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.
Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speaks only as of the date of this communication.
EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS
This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).
This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.
This press release does not address the tax consequences to holders of PartnerRe preferred shares that receive surviving company shares in the merger. Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the United States federal, state, local and non-United States tax consequences to them of participating in the merger, some of which are uncertain and may depend on such holders’ individual circumstances.

PARTICIPANTS IN THE SOLICITATION
EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.